Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                                        TEL: (617) 995-2500FAX: (617) 995-2510

Contacts:

Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2006 Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, August 10, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period and fiscal year ended June 30, 2006.

“We’ve made considerable progress in the past three months - both in the advancement of our own compounds and in our collaborations,” commented Mitchel Sayare, Chairman and CEO of ImmunoGen. “We expect to report clinical data for both our huN901-DM1 and huC242-DM4 product candidates later this year, and to expand their clinical programs in 2007 as part of our commitment to advance these agents as expeditiously as possible. Two other TAP compounds - AVE9633 and trastuzumab-DM1 - are in Phase I testing through our collaborators, and we expect initial clinical data on AVE9633 also to be reported later this year. In July, we added the eighth firm - Biotest AG - to the roster of major companies that have licensed access to our TAP technology, and we’re delighted that our agreement with them includes opt-in rights on the development and commercialization of any resulting compounds for the US.”

For the three-month period ended June 30, 2006, ImmunoGen reported a net loss of $6.6 million, or $0.16 per basic and diluted share, compared to a net loss of $2.7 million, or $0.07 per basic and diluted share, for the same period last year. The net loss for the fourth quarter of the Company’s 2006 fiscal year includes $0.6 million of stock compensation expense, equal to approximately $0.01 per share, due to the Company’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005. SFAS 123(R) requires the Company to record stock compensation expense based on the fair value of options granted to employees. For the fiscal year ended June 30, 2006, ImmunoGen reported a net loss of $17.8 million, or $0.43 per basic and diluted share, compared to a net loss of $11.0 million, or $0.27 per basic and diluted share, for the fiscal year ended June 30, 2005. The net loss for the 2006 fiscal year includes $2.4 million of stock compensation expense, equal to approximately $0.06 per share, due to ImmunoGen’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005.

Revenues for the three-month period ended June 30, 2006 were $8.4 million, compared to $7.4 million for the same period last year. The fourth quarter 2006 revenues include $5.7 million of research and development support fees, compared to $4.7 million for the same period last year, and $1.3 million of license and milestone fees, compared to $1.2 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, research, and commercialization collaboration with the sanofi-aventis Group and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The fourth quarter 2006 revenues include $1.4 million of clinical material reimbursement, compared to $1.6 million for the same period last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators.

Revenues for the fiscal year ended June 30, 2006 were $32.1 million, compared to $35.7 million for the fiscal year ended June 30, 2005. Revenues for the 2006 fiscal year include $21.8 million of research and development support fees as compared to $18.4 million for the 2005 fiscal year. Of the $21.8 million, $1.1 million represents funding under the collaboration with the sanofi-aventis Group for research and development activity performed in the Company’s 2005 fiscal year, but recognized in fiscal year 2006. Also included in the fiscal year 2006 revenues are $7.2 million of license and milestone fees and $3.1 million of clinical materials reimbursement, compared to $6.8 million and $10.5 million, respectively, for fiscal year 2005. The lower clinical reimbursement revenue for fiscal year 2006 compared with fiscal year 2005 is due to reduced materials needed to support collaborator programs.

Operating expenses for the three-month period ended June 30, 2006 were $16.0 million, compared to $10.7 million for the same period last year. The fourth quarter 2006 operating expenses include research and development expenses of $12.4 million, compared to $6.9 million for the same period last year. The increase was driven primarily by an incremental $3.1 million for the manufacturing and process development activity related to ImmunoGen compounds in clinical trials, as well as higher compensation costs due to an increase in personnel supporting the advancement of ImmunoGen’s and its collaborators’ product candidates and to the effects of the adoption of SFAS 123(R). The cost of clinical material reimbursed was $0.9 million in the fourth quarter 2006 as compared to $1.4 million for the same period last year. The fourth quarter 2006 operating expenses also include general and administrative expenses of $2.6 million as compared to $2.4 million for the same period last year.

Operating expenses for the fiscal year ended June 30, 2006 were $53.5 million, compared to $48.4 million for the fiscal year ended June 30, 2005. Included in the operating expenses for 2006 are research and development expense of $40.9 million, compared to $30.5 million for the 2005 fiscal year. The increase was driven primarily by an incremental $5.6 million for manufacturing and process development efforts related to ImmunoGen clinical compounds as well as to an incremental $0.6 million in clinical trial expense. The increase also was a result of higher compensation costs due to an increase in personnel supporting the advancement of product candidates and the effects of the adoption of SFAS 123(R). Partially offsetting these increases were lower expenses to reserve for excess quantities of ansamitocin P3 and of DM1/DM4 in accordance with our inventory reserve policy. The cost of clinical material reimbursed was $2.7 million in the fiscal year ended June 30, 2006, compared to $9.2 million for the fiscal year ended June 30, 2005. Also included in the operating expenses for 2006 is general and administrative expense of $9.9 million, compared to $8.6 million for 2005. The increase in general and administrative expenses was primarily the result of higher compensation costs due to the adoption of SFAS 123(R) and the hiring of additional personnel, and to increased patent expenses.

Other income, primarily consisting of interest income, was $0.9 million in the three-month period ended June 30, 2006, compared to $0.5 million for the same period last year, and was $3.6 million in the fiscal year ended June 30, 2006, compared to $1.8 million for the fiscal year ended June 30, 2005. The increased interest income was attributable to higher rates of return on investments in 2006 compared to 2005.

ImmunoGen had approximately $75.0 million in cash and marketable securities as of June 30, 2006, compared with $90.6 million as of June 30, 2005, and had no outstanding debt in either period. During the 2006 fiscal year, cash used in operations was $14.3 million, compared to $2.1 million during the 2005 fiscal year. Cash used in operations primarily funds the net loss, and the greater use of funds in fiscal 2006 compared to 2005 was principally due to the increased net loss without the benefit of the reduction in working capital that occurred during 2005.

"We ended fiscal year 2006 with $75 million in cash and securities, no debt, and non-dilutive funding generated from multiple collaborations," stated Daniel Junius, Executive Vice President, Finance, and CFO of ImmunoGen. "We continue to apply financial discipline to our operations while aggressively developing our own compounds and preparing for their later-stage manufacturing. We ended fiscal year 2006 at the lower end of our guidance range for both net loss and cash used in operations. In fiscal year 2007 we expect cash used in operations to be between $26 and $29 million, and our net loss to be between $26 and $29 million - increases that reflect the anticipated advancement of our novel anticancer compounds.”

Clinical and Business Update

ImmunoGen’s HuN901-DM1 Product Candidate

This TAP compound is wholly-owned by ImmunoGen and targets the CD56 antigen found on small-cell lung cancers (SCLC), other cancers of neuroendocrine origin, and certain hematological malignancies including multiple myeloma. Updates on ImmunoGen’s three huN901-DM1 human clinical trials include:

·	Phase I Trial in SCLC and Other CD56-Expressing Solid Tumors (Study 002)
Initial findings - including objective evidence of anticancer activity - were reported at a research conference in November 2005. At that time, the highest dose level that had completed evaluation was 36 mg/m2/day (108 mg/m2 over three days given every 21 days). Increasingly higher dose levels have been evaluated since then without establishment of the maximum tolerated dose, and thus dose escalation is continuing. ImmunoGen is targeting to report additional interim data from this study at a medical conference in November 2006.

·	Phase I Trial in CD56-Expressing Multiple Myeloma (Study 003)
Dose escalation is ongoing in this study, which is underway at several clinical sites. The Company is targeting to report initial findings from this study at a hematological medical meeting in December 2006.

·	Phase II Trial in SCLC (Study 001)
This trial evaluates huN901-DM1 in patients with relapsed SCLC when dosed at 60 mg/m2 weekly for four weeks every six weeks. In 2005, this study was expanded to include thirty-five evaluable patients after objective evidence of anticancer activity - including tumor shrinkage - was reported among the initial fourteen patients treated. The majority of the patients needed to complete this study already have been enrolled.

ImmunoGen’s HuC242-DM4 Product Candidate

This product candidate is in Phase I testing for the treatment of CanAg-expressing cancers, which include colorectal, pancreatic, other gastrointestinal cancers and many non-small cell lung cancers. A number of dose levels have been evaluated without establishment of the maximum tolerated dose, so increasingly higher doses continue to be evaluated. The Company expects to report interim findings from this study at a medical conference in November 2006.

Collaborations

In July, Biotest AG licensed the exclusive rights to use ImmunoGen’s maytansinoid TAP technology with antibodies to a specific target to create anticancer therapeutics. Under the agreement with Biotest, ImmunoGen receives a $1.0 million upfront payment, potentially up to $35.5 million in milestone payments, and royalties on the sales of any resulting products. ImmunoGen receives manufacturing payments for any preclinical and clinical materials made at the request of Biotest. The agreement also provides the Company with the right to elect to participate in the US development and commercialization of any compound created under this agreement in lieu of receiving royalties on the compound’s US sales and milestone payments not yet earned. If ImmunoGen elects to exercise this right, the two companies would share equally the associated costs of product development and commercialization in the US along with the profit, if any, from US product sales.

Two TAP compounds are in clinical testing through other ImmunoGen collaborations. AVE9633, in development by the sanofi-aventis Group, is in clinical testing in the US and Europe for the treatment of acute myeloid leukemia. The Company expects initial clinical findings with this compound to be reported at a hematological medical meeting in December 2006. Trastuzumab-DM1, in development by Genentech, is in clinical testing for the treatment of HER2-positive metastatic breast cancer.

Webcast Information

A live conference call and webcast are scheduled for today, August 10, 2006 at 4:30 p.m. EDT. This call will include an update on ImmunoGen, management discussion of financial results and guidance for the Company’s 2007 fiscal year.

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from 7:30 p.m. on August 10, 2006 through 11:59 p.m. on August 16, 2006. To listen to the playback, please call 719-457-0820 and provide passcode 8945461. The call also may be heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through August 16, 2006.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633 and trastuzumab-DM1, which are in development by the sanofi-aventis Group and Genentech, respectively. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and the sanofi-aventis Group have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

-financials follow-

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2006 and June 30, 2005

	June 30,	June 30,
	2006	2005
ASSETS

Cash and marketable securities	$75,023	$90,565
Other assets	19,105	19,567

Total assets	$94,128	$110,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,723	$9,226
Long-term portion of deferred revenue and other long-term liabilities	11,055	14,064
Stockholders’ equity	72,350	86,842

Total liabilities and stockholders’ equity	$94,128	$110,132

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months and year ended June 30, 2006 and 2005

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005

Revenues:
Research and development support	$5,675	$4,668	$21,849	$18,419
License and milestone fees	1,340	1,160	7,151	6,776
Clinical materials reimbursement	1,354	1,606	3,088	10,523

Total revenues	8,369	7,434	32,088	35,718

Expenses:
Cost of clinical materials reimbursed	890	1,414	2,668	9,236
Research and development (1)	12,441	6,880	40,908	30,539
General and administrative (1)	2,580	2,407	9,898	8,620

Total operating expenses	15,911	10,701	53,474	48,395

Loss from operations	(7,542)	(3,267)	(21,386)	(12,677)

Other income, net	897	549	3,569	1,755

Income (loss) before taxes	(6,645)	(2,718)	(17,817)	(10,922)

Income tax expense	-	2	17	29

Net income (loss)	$(6,645)	$(2,720)	$(17,834)	$(10,951)

Basic and diluted net loss per common share	$(0.16)	$(0.07)	$(0.43)	$(0.27)

Basic and diluted weighted average common shares outstanding	41,409	41,013	41,184	40,868

(1) Stock compensation is included in the following categories during the three months and year ended June 30, 2006 and 2005:

	2006	2005	2006	2005

Research and development	$359	$-	$1,439	$-
General and administrative	226	46	985	176
	$585	$46	$2,424	$176